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                                                                    Exhibit 99.1


Contact:      NORTHSTAR HEALTH SERVICES:
              THOMAS W. ZAUCHA (724) 465-3200
              BENCHMARK MEDICAL, INC.
              RONALD G. HISCOCK (610) 644-7824
              WIND POINT PARTNERS
              JEFFREY GONYO (312) 255-4800

                                                           FOR IMMEDIATE RELEASE

           NORTHSTAR HEALTH SERVICES, INC. SIGNS DEFINITIVE AGREEMENT
                          WITH BENCHMARK MEDICAL, INC.

INDIANA, PA - MARCH 15, 2000 - Northstar Health Services, Inc. (OTCBB:NSTR), a leading provider of outpatient physical rehabilitation services based in Indiana, PA, announces the signing of a definitive agreement to become a wholly owned subsidiary of Benchmark Medical, Inc. of Malvern, PA. Benchmark is a newly formed, privately held company funded by Wind Point Partners, a private equity investment firm based in Chicago, IL.

Thomas W. Zaucha, Chairman, President, and Chief Executive Officer of Northstar commented, "Benchmark plans to acquire all of the outstanding shares of Northstar stock at $1.50 per share. This agreement unlocks the inherent shareholder value of the company while providing Benchmark with a strong platform for future growth. We have been very impressed with Benchmark management and their plans to build a national company focused on regional market leadership."

The total consideration is approximately $36 million and includes payments to stockholders and repayment or assumption of certain obligations of the company. The transaction is subject to certain closing conditions including expiration of the Hart-Scott Rodino waiting period. The transaction is expected to close during the second calendar quarter of this current year.

Northstar Health Services is comprised of approximately 70 centers and 400 associates throughout Pennsylvania and Ohio. Mr. Zaucha has agreed to continue in a senior management role responsible for the territory encompassing Pennsylvania and Ohio.

Benchmark Medical, Inc. was formed by Ronald G. Hiscock, Chairman and Chief Executive Officer in partnership with Wind Point Partners to build one of the nation's leading providers of outpatient physical rehabilitation services. Benchmark's founding partners have over 50 years of combined experience in the outpatient rehabilitation industry, with a proven track record in acquisitions, organic growth and profitability improvement in health care related businesses. In addition to Mr. Hiscock, Benchmark's partners include:

     Dennis Fitzpatrick - Executive Vice President and Chief Financial Officer, James Schiller - Vice President of Operations and Clinical Services,
     Vicky Romanoski - Vice President of Operations Support and Logistics, Margaret (Peg) O'Donnell - Vice President of Reimbursement and Regulatory

Benchmark intends to announce additional partners in the near future.


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Benchmark intends to become a leader in strategic target markets by acquiring regional platform providers as well as strong local market providers, who are seeking an attractive national alternative within the outpatient rehabilitation industry. Benchmark intends to pursue future acquisitions to enhance clinical and operational excellence within their local market, while providing access to capital and management support. With $50 million in conditionally committed equity capital from Wind Point Partners, Benchmark believes it is well positioned to become a national provider in the outpatient rehabilitation industry.

Wind Point Partners is a private equity investment firm with offices in Chicago, IL and Southfield, MI. Wind Point focuses on partnering with experienced executives to build outstanding companies via acquisitions and organic growth. Wind Point has successfully invested growth capital in more than 70 companies across a variety of industries.

Northstar territory headquarters is located at 665 Philadelphia Street, Indiana, PA 15701.
(The contact person is Thomas W. Zaucha at (724) 465-3200).

Benchmark corporate headquarters is located in the Valleybrooke Corporate Center, 101 Lindenwood Drive, Suite 420, Malvern, PA.
(The contact person is Ronald G. Hiscock at (610) 644-7824).

Wind Point Partners office is located at 675 North Michigan Avenue, Chicago, IL. (The contact person is Jeffrey A. Gonyo at (312) 255-4800).


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Northstar Health Services, Inc., is a leading provider of physical therapy rehabilitation and contracted long term care services at outpatient rehabilitation clinics and by contract to other health care facilities in Pennsylvania and Ohio.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitations, changes in policies regarding reimbursement, increased levels of competition, competition for qualified personnel, the outcomes of current litigation involving the Company, and the ability to have its Common Stock relisted on a national market or exchange and other risks detailed from time to time in the Company's SEC reports.




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